Exhibit 99.1

Mercury General Corporation Announces Second Quarter Results and Declares Quarterly Dividend

LOS ANGELES, Aug. 3, 2015 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the second quarter of 2015:

Consolidated Highlights

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2015	2014	$	%	2015	2014	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$733,548	$698,759	$34,789	5.0	$1,474,040	$1,423,452	$50,588	3.6
Net income	$9,639	$94,960	$(85,321)	(89.8)	$35,804	$167,609	$(131,805)	(78.6)
Net income per diluted share	$0.17	$1.73	$(1.56)	(90.2)	$0.65	$3.05	$(2.40)	(78.7)
Operating income (1)	$35,214	$45,437	$(10,223)	(22.5)	$67,854	$87,723	$(19,869)	(22.6)
Operating income per diluted share (1)	$0.64	$0.83	$(0.19)	(22.9)	$1.23	$1.60	$(0.37)	(23.1)
Catastrophe losses (2)	$7,000	$2,000	$5,000	NM	$10,000	$6,000	$4,000	NM
Combined ratio (3)	98.5%	96.0%	—	2.5 pts	98.8%	96.3%	—	2.5 pts
NM = not meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

(2)

2015 catastrophe losses were primarily the result of tornadoes in Oklahoma and severe storms in the Midwest and Texas. 2014 catastrophe losses were primarily related to the winter freeze events on the East Coast.

(3)

The Company experienced favorable development of approximately $2 million and $4 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended June 30, 2015 and 2014, respectively; and favorable development of approximately $5 million and $8 million on prior accident years' losses and loss adjustment expenses reserves for the six months ended June 30, 2015 and 2014, respectively.  The year-to-date favorable development in 2015 is primarily from California personal automobile lines of business partially offset by adverse development in other states.

Investment Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(000's except average annual yield)
Average invested assets at cost (1)	$3,284,994	$3,132,330	$3,302,428	$3,097,087
Net investment income (2)
Before income taxes	$31,697	$30,850	$63,203	$61,092
After income taxes	$27,710	$27,562	$55,205	$54,521
Average annual yield on investments - after income taxes (2)	3.4%	3.5%	3.3%	3.5%

(1)

Fixed maturities and short-term bonds at amortized cost and equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each respective period.

(2)

Net investment income increased due to higher average invested asset balances; and average annual yield decreased slightly primarily due to the maturity and replacement of higher yielding investments purchased when market interest rates were higher, with lower yielding investments purchased during low interest rate environments.

The Board of Directors declared a quarterly dividend of $0.6175 per share. The dividend will be paid on September 24, 2015 to shareholders of record on September 10, 2015.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through August 10, 2015. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 83495888. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net premiums written	$733,548	$698,759	$1,474,040	$1,423,452

Revenues:
Net premium earned	$731,546	$697,889	$1,452,283	$1,381,590
Net investment income	31,697	30,850	63,203	61,092
Net realized investment (losses) gains	(39,348)	76,190	(49,309)	122,902
Other	2,276	2,090	4,542	4,391
Total revenues	$726,171	$807,019	$1,470,719	$1,569,975
Expenses:
Losses and loss adjustment expenses	$521,214	$483,043	$1,035,614	$959,646
Policy acquisition costs	135,140	133,060	268,987	262,874
Other operating expenses	64,537	53,792	130,229	107,796
Interest	769	688	1,519	1,193
Total expenses	$721,660	$670,583	$1,436,349	$1,331,509

Income before income taxes	$4,511	$136,436	$34,370	$238,466
Income tax (benefit) expense	(5,128)	41,476	(1,434)	70,857
Net income	$9,639	$94,960	$35,804	$167,609

Basic average shares outstanding	55,160	54,978	55,149	54,977
Diluted average shares outstanding	55,179	54,989	55,169	54,988

Basic Per Share Data
Net income	$0.17	$1.73	$0.65	$3.05

Net realized investment (losses) gains, net of tax	$(0.47)	$0.90	$(0.58)	$1.45

Diluted Per Share Data
Net income	$0.17	$1.73	$0.65	$3.05

Net realized investment (losses) gains, net of tax	$(0.47)	$0.90	$(0.58)	$1.45

Operating Ratios-GAAP Basis
Loss ratio	71.2%	69.2%	71.3%	69.5%
Expense ratio	27.3%	26.8%	27.5%	26.8%
Combined ratio	98.5%	96.0%	98.8%	96.3%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$733,548	$698,759	$1,474,040	$1,423,452
Change in net unearned premiums	(2,002)	(870)	(21,757)	(41,862)
Net premiums earned	$731,546	$697,889	$1,452,283	$1,381,590

Paid losses and loss adjustment expenses	$512,647	$473,831	$1,032,401	$945,322
Change in net loss and loss adjustment expense reserves (a)	8,567	9,212	3,213	14,324
Incurred losses and loss adjustment expenses	$521,214	$483,043	$1,035,614	$959,646

(a)	The portion of the change in reserves for 2015 related to Workmen's Auto Insurance Company includes only the change in reserves subsequent to the January 2, 2015 acquisition date.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,804,605; $2,503,494)	$2,890,629	$2,618,400
Equity securities (cost $307,857; $387,851)	315,590	412,880
Short-term investments (cost $153,549; $373,180)	153,548	372,542
Total investments	3,359,767	3,403,822
Cash	274,782	289,907
Receivables:
Premiums	413,870	390,009
Accrued investment income	43,562	38,737
Other	21,411	21,202
Total receivables	478,843	449,948
Deferred policy acquisition costs	199,305	197,202
Fixed assets, net	157,455	158,976
Current income taxes	7,068	503
Deferred income taxes	14,076	—
Goodwill	42,796	42,796
Other intangible assets, net	34,033	35,623
Other assets	18,359	21,512
Total assets	$4,586,484	$4,600,289

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and loss adjustment expenses	$1,113,932	$1,091,797
Unearned premiums	1,026,614	999,798
Notes payable	290,000	290,000
Accounts payable and accrued expenses	128,291	130,887
Deferred income taxes	—	5,333
Other liabilities	179,904	207,028
Shareholders' equity	1,847,743	1,875,446
Total liabilities and shareholders' equity	$4,586,484	$4,600,289

OTHER INFORMATION
Common stock shares outstanding	55,164	55,121
Book value per share	$33.50	$34.02
Statutory surplus	$1.48 billion	$1.44 billion
Premiums written to surplus ratio	2.0	2.0
Debt to total capital ratio	13.6%	13.4%
Portfolio duration (including all short-term instruments)(a)(b)	2.6 years	2.6 years
Policies-in-force (company-wide "PIF")(a)
Personal Auto PIF	1,200	1,188
Homeowners PIF	507	484
Commercial Auto PIF	44	44

(a)	Unaudited.
(b)	Modified durations reflecting anticipated early calls.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended June 30,				Six Months Ended June 30,
	Total		Per diluted share		Total		Per diluted share
	2015	2014	2015	2014	2015	2014	2015	2014
(000's except per-share amounts)
Operating income	$35,214	$45,437	$0.64	$0.83	$67,854	$87,723	$1.23	$1.60
Net realized investment (losses) gains, net of tax	(25,575)	49,523	(0.47)	0.90	(32,050)	79,886	(0.58)	1.45
Net income	$9,639	$94,960	$0.17	$1.73	$35,804	$167,609	$0.65	$3.05

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Six Months Ended June 30,
	2015	2014

Combined ratio-accident period basis	99.1%	96.9%
Effect of estimated prior periods' loss development	(0.3)%	(0.6)%
Combined ratio	98.8%	96.3%

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CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com